Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Carmell Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	1,331,452	$2.12	$2,822,678.24	0.00014760	$416.63

	Total Offering Amounts					$2,822,678.24		—

	Total Fees Previously Paid					—		—

	Total Fee Offsets					—		—

	Net Fees Due					—		$416.63

(1)

Represents the resale of 1,331,452 shares of the registrant’s common stock, all of which were acquired by the selling stockholders in a private placement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per unit and the maximum aggregate offering price with respect to the shares are calculated based on the average of the high and low prices per share of the common stock as reported on The Nasdaq Capital Market on May 7, 2024, a date within five business days prior to the filing of this Registration Statement.